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                                                                     EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              MILLENNIUM CELL INC.


         Millennium Cell Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

         1. The name of the Corporation is Millennium Cell Inc.

         2. The Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking out Article 4 thereof and by substituting in lieu of said Article the following new Article 4:

                  "4. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 75,000,000 shares. 70,000,000 shall be Common Stock, par value $0.001 per share, and 5,000,000 shall be Preferred Stock, par value $0.001 per share.

and further providing that the proposed amendment to the Certificate of Incorporation be presented to the stockholders of said corporation for consideration at the annual meeting of stockholders.

         3. Pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment of the Certificate of Incorporation herein certified.

         4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.
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         The effective date of this Certificate of Amendment to the
Corporation's Certificate of Incorporation shall be upon filing.

Signed on April 18, 2002.


                             MILLENNIUM CELL INC.


                             By:  /s/  Stephen S. Tang
                                  --------------------
                             Name:  Stephen S. Tang, Ph.D.
                             Title: President and Chief Executive Officer